EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE 11/21/12

Contact:  Jim Holding 814.728.7670

NORTHWEST TO ACQUIRE THE BERT INSURANCE GROUP

Northwest Savings Bank announced today that it has signed a definitive agreement to acquire The Bert Company, doing business as The Bert Insurance Group, an employee benefits and property and casualty insurance firm. The Bert Insurance Group specializes in commercial and personal insurance planning as well as retirement benefit plans. The Bert Insurance Group serves all of northwestern Pennsylvania from its location in Erie, PA. The company has an extensive list of manufacturing, nonprofit, education, municipality, service industry, construction, and professional clients.

In making the announcement, Gregory C. LaRocca, Executive Vice President of Northwest, commented, “The Bert Insurance Group brings another dimension to our financial services group, and we believe that strong synergies exist for the cross sale of insurance, investment, trust, retail and business deposit and lending products and services. Their corporate mission and values are very similar to ours and they emphasize customer relationships over transactions, just like Northwest. We also believe that the strong management team at The Bert Insurance Group gives us the opportunity to expand their services throughout the Northwest footprint.”

The Bert Insurance Group will operate as a subsidiary of Northwest Savings Bank. The former owner, Douglas H. Bert, will remain with the company and assume corporate management responsibilities as President of Northwest’s insurance operations. According to Mr. Bert, Northwest Savings Bank’s mission, vision and values align well with those of their firm. “We are honored to affiliate with Northwest Savings Bank. We look forward to introducing new services to our valued clients and to expanding the scope of Northwest Savings’ services to include property and casualty insurance.”

The Bert Insurance Group was cofounded in 1994 by J. Boyd Bert Jr. and his son Doug Bert with a focus on estate liquidity needs and employee benefit planning. Its consultative sales approach along with its strong focus on relationship management has allowed the company to achieve strong revenue growth over the years. In 2002 it acquired the Renshaw Agency and, in 2004, the Best Agency each specializing in property and casualty insurance.

Headquartered in Erie PA, The Bert Insurance Group operates from 3645 West Lake Road.

Founded in 1896, Northwest Savings Bank currently holds assets of $8 billion and operates 166 community-banking locations in Pennsylvania, New York, Ohio, and Maryland.  Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management, brokerage and trust services.

END

Forward-Looking Statements - This press release may contain forward-looking statements.  These forward-looking statements may involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.